Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

This Settlement Agreement, made this 31st day of October, 2004 (the “Effective Date”), is between Constar International Inc. (“Constar”) and Continental PET Technologies, Inc. (“Continental”).

WHEREAS in April, 1999, Constar’s predecessor filed a lawsuit against Continental in the United States District Court for the District of Delaware, which action is now captioned Constar International Inc. v. Continental PET Technologies, Inc., C.A. No. 99 CV 234 (“the Action”), alleging infringement of U.S. Patent No. 5,021,515, entitled “Packaging” (“the ‘515 Patent”);

WHEREAS Continental denies that it has made, used, sold, or offered to sell any products that infringe any claim of the ‘515 Patent;

WHEREAS Continental filed a counterclaim seeking a declaratory judgment that the ‘515 Patent is invalid, unenforceable, and/or not infringed;

WHEREAS Constar denies that the ‘515 Patent is invalid or unenforceable;

WHEREAS in May 2000, Chevron Phillips Chemical Company and Chevron Research and Technology Company (collectively “Chevron”) intervened in the Action, claiming that the patent rights asserted by Constar against Continental rightfully belonged to Chevron pursuant to a 1993 License Agreement, asserting an infringement claim against Continental and a cross-claim against Constar, to which Constar counterclaimed; WHEREAS Chevron subsequently settled its infringement claim against Continental and granted a sub-license under the 1993 License Agreement to Continental (“the Chevron/Continental sub-license”), which sub-license Constar contends is invalid;

WHEREAS the issues relating to the respective rights of Constar and Chevron under the 1993 License Agreement were tried to the Court in July, 2001;

WHEREAS on November 25, 2002, the Court issued a Memorandum Opinion holding that the rights to the accused Continental products remained with Constar and had not been licensed to Chevron, and judgment was entered accordingly on March 31, 2002;

WHEREAS Continental continued to assert the validity of the Chevron/Continental sub-license;

WHEREAS on June 30, 2003, Constar supplemented its counterclaim against Chevron to assert that Chevron induced Continental’s continued infringement by granting the Continental sub-license;

WHEREAS Constar and Chevron have settled the claims between them, have entered into a new license agreement, and have entered into a Settlement Agreement executed concurrently herewith;

WHEREAS Continental and Chevron have amended their settlement and terminated the Chevron/Continental sub-license;

WHEREAS the parties hereto desire to settle and resolve the Action;

NOW THEREFORE, in full and complete settlement of the disputes between them, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Upon the execution of this Agreement:

(a) Owens-Illinois, Inc. shall pay to Constar the sum of twenty-five million one hundred thousand U.S. dollars ($25,100,000) by wire transfer of immediately available funds to the below referenced account:

Constar International Inc.

SunTrust Bank

ABA: 061000104

Account: 1000007625964

SWIFT: SNTRUS3A

(b) the parties shall enter into a License Agreement dated of even date herewith (“License Agreement”); and

(c) Constar shall deliver to Continental a document executed by Rexam AB consenting to the settlement of the Action in the form attached hereto as Exhibit 1.

2. Upon the execution of this Agreement:

(a) The parties hereby release, remise, and forever discharge one another, their predecessors, successors, parents, subsidiaries, officers, directors, agents, employees, assigns, and attorneys, from any and all claims, demands, liabilities, causes of action, damages, legal fees, costs, expenses, and claims for compensation of whatever nature or description, arising out of or relating to the Action, and/or which have been or could have been asserted in the Action, including but not limited to any allegation that any multi-layer article including MXD6 and cobalt neodecanoate infringes any of the Licensed Patents as that term is defined in the License Agreement. This release shall not preclude any action for breach of this Settlement Agreement or any action under the License Agreement, nor shall any such action be considered to have rendered the release contained in this paragraph unenforceable for any reason, including for purposes of paragraph 12.

(b) Constar and ACI Operations Pty Ltd, an Australia company, and Owens-Illinois Plastics KFT (f/k/a Continental PET Technologies Magyarorszag KFT), a Hungary company, hereby release, remise, and forever discharge one another, their predecessors, successors, parents, subsidiaries, officers, directors, agents, employees, assigns, and attorneys, from any and all claims, demands, liabilities, causes of action, damages, legal fees, costs, expenses, and claims for compensation of whatever nature or description, arising out of or relating to the Action, and/or which have been or could have been asserted in the Action, including but not limited to any allegation that any multi-layer article including MXD6 and cobalt neodecanoate infringes any of the Licensed Patents as that term is defined in the License Agreement. This release shall not preclude any action for breach of this Settlement Agreement or any action under the License Agreement, nor shall any such action be considered to have rendered the release contained in this paragraph unenforceable for any reason, including for purposes of paragraph 12. Owens-Illinois hereby represents and warrants that ACI Operations Pty LTd and Owens-Illinois Plastics KFT are indirect, wholly-owned subsidiaries of Owens-Illinois and that Owens-Illinois has authority to bind ACI Operations Pty LTd and Owens-Illinois Plastics KFT to this Agreement.

3. The parties agree that they will execute and file, within five business days of the execution of this Settlement Agreement, any and all necessary documents to discontinue the prosecution of the Action, including all counterclaims, with prejudice, and that each party shall bear its own costs and fees incurred in connection with the Action.

4. Continental agrees that it will not directly or indirectly contest the validity or enforceability of the patents licensed pursuant to the License Agreement, provided, however, that if Continental is accused of infringing any of the patents licensed pursuant to the License Agreement Continental shall have the right to contest the validity, enforceability, and alleged infringement of all such patents.

5. Any dispute arising between or among the parties to this Settlement Agreement in connection with this Settlement Agreement shall be resolved by binding arbitration to be conducted in New York, N. Y. pursuant to the commercial arbitration rules of the American Arbitration Association. The parties shall endeavor to concur in the appointment of a single neutral arbitrator to arbitrate the dispute. In the event the parties cannot agree upon a single neutral arbitrator after reasonable efforts, the dispute shall be referred to three arbitrators, one to be appointed by Constar, one to be appointed by Continental, and the third to be nominated by the two arbitrators so selected by the parties, or if they cannot agree upon a third, by the American Arbitration Association. In the event that either party, within one month of any notification made to it of a demand for arbitration by the other party in accordance with this paragraph, shall not have appointed its arbitrator, such arbitrator shall be nominated by the American Arbitration Association. The decision of any two of the three arbitrators shall be binding on all parties to the arbitration and any successors thereto.

6. This Settlement Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

7. Continental shall not directly or indirectly sell or transfer any part of its business pertaining to the manufacture and sale of Licensed Products as defined in the License Agreement without obtaining the agreement of the transferee to be bound by the obligations set forth in this Settlement Agreement (other than those set forth in paragraph 1). Constar shall be a third party beneficiary of such agreement.

8. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile, by certified mail, or by overnight courier addressed as set forth below or to such other person or address as may be notified in accordance with this paragraph. Any such notice shall operate and be deemed to have been served (i) if by facsimile, upon dispatch, with a facsimile confirmation of receipt; (ii) if by certified mail, three business days after dispatch; (iii) if by overnight courier, on the following business day.

For Constar:

David J. Waksman

Vice President, General Counsel,

and Secretary

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

For Continental:

Continental PET Technologies, Inc.

One SeaGate

Toledo, Ohio 43666

ATTENTION: General Counsel

9. The making, execution, and delivery of this Settlement Agreement have been induced by no representation, statements, warranties, or agreements other than those expressed herein. This Settlement Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except for the License Agreement that is executed concurrent herewith.

10. This Settlement Agreement may be amended or modified only by a written instrument signed by authorized representatives of the respective parties hereto.

11. The failure of any party to enforce at any time any of the provisions of this Settlement Agreement shall in no way be construed as a waiver of any such provision nor in any way affect the validity of this Settlement Agreement.

12. If for any reason any provision of this Settlement Agreement is held invalid, illegal, or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement, all of which shall remain in full force and effect and be binding upon the parties hereto, provided, however, that (i) if Constar’s release of any released party set forth in paragraph 2 is in any way rendered unenforceable as determined by arbitration as set forth in paragraph 5 and (ii) such released party is sued by Constar for any matter purportedly settled or waived hereby, Constar shall immediately pay Owens-Illinois, Inc. the sum of twenty-five million one hundred thousand U.S. dollars ($25,100,000) plus interest calculated at the prime rate from the date of this Agreement to the date of payment. Owens-Illinois, Inc. is a third-party beneficiary of this Settlement Agreement for purposes of this paragraph 12 and Owens-Illinois, Inc. shall have the right to enforce paragraph 12 but only by utilizing the arbitration provisions of paragraph 5.

13. This Settlement Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original, and all of which shall constitute together but one and the same agreement.

14. By executing this Settlement Agreement, each of the parties represents and warrants that it has all necessary power and authority to execute and deliver this Settlement Agreement, that this Settlement Agreement has been duly executed and delivered by such Party, and that this Agreement is an enforceable obligation of such Party.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed in their respective names by their duly authorized representatives as of the date and year first written above.

CONSTAR INTERNATIONAL INC.		CONTINENTAL PET TECHNOLOGIES, INC.

By:	/s/ David Waksman	By:	/s/ James W. Baehren
Name:	David Waksman	Name:	James W. Baehren
Title:	Vice President, General Counsel	Title:	Agent and Attorney in Fact
and Secretary

Owens-Illinois, Inc. consents to Paragraphs 1(a), 2(b), and 12 above.

OWENS-ILLINOIS, INC.

By:	/s/ James W. Baehren
Name:	James W. Baehren
Title:	Senior Vice President